Exhibit 10.02

                  EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT
                  --------------------------------------------


     THIS EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT, ("Agreement") is made and entered into effective as of this 5th day of January 2000 by and between Imagenetix, Inc. a duly organized California corporation with offices located at 16935 W. Bernardo Drive, Suite #101, San Diego, California, 92127 (hereinafter "Imagenetix, Inc.") and Natrol, Inc., a Delaware corporation (hereinafter the "Natrol").

RECITALS
--------

     A. WHEREAS, Imagenetix has developed, and is manufacturing and distributing in raw material and soft-gel form, a proprietary dietary supplement known as Cetylmyristoleate complex and uses thereof and related subject matter (hereinafter the "Licensed Products" as defined hereinbelow);

     B. WHEREAS, Natrol is engaged in the business of manufacturing, and making into tablets, encapsulating, packaging, marketing, selling and distributing dietary supplements, and desires to make tablets, encapsulate, package, market, sell and distribute the Licensed Products, and has filed two trademark applications with respect to two registered trademarks, Cetyl-MaxTM and CetylPureTM, which may be used by Natrol to describe the Licensed Products;

     C. WHEREAS, Imagenetix is the sole and exclusive owner of certain proprietary technology, intellectual property, and/or Trademark Rights, Patent Rights, and Know-How (as such terms are defined below) relating to the Licensed Products.

     D. WHEREAS, Natrol desires to obtain and Imagenetix is willing to grant, both an exclusive license and a non-exclusive license under the Trademark Rights, Patent Rights and Know-How on the terms and conditions herein. Whereas at present Imagenetix may apply for certain Trade Marks, and Patent Rights of the Licensed Products, therefore, the license of Trade Marks and Patent Rights under the Agreement shall come into effect automatically on the dates when and if and to the extent Imagenetix obtains the above-mentioned Trade Marks and Patent Rights, respectively.

     E. WHEREAS, Natrol has filed Intent to Use Applications with the United States Patent and Trademark Office with respect to the trademarks "CETYLPURE" and "CETYL MAX" and the parties hereby wish to acknowledge and agree that Natrol is the owner of any and all rights in such marks, which shall not be included in the definition of Trade Marks for purposes of this Agreement.

     F. WHEREAS, Imagenetix anticipates. and Natrol, in entering into this Agreement is relying, that the Licensed Products as defined hereinbelow shall have the joint health promoting benefits anticipated by the Study Protocol attached hereto as a part of Exhibit A.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained Imagenetix and Natrol agree as follows:

          1. DEFINITIONS. When used in this Agreement, each of the terms set forth in this Section 1 shall have the meanings indicated below:

          a) "Licensed Products" shall mean the uniquely efficacious, proprietary formulation of Cetylmyristoleate complex dietary supplement in raw material, caplet, tablet, capsule, soft gel form, and/or any other finished or unfinished product form and all derivatives and/or improvements thereto developed or otherwise discovered by Imagenetix during the term of this Agreement as more specifically defined in the Specific Product Standards set forth in Exhibit A attached hereto and amended as necessary from time to time, and with the joint health promoting benefits anticipated by the Study Protocol also set forth in Exhibit A and attached hereto.

          (b) "Confidential Information" shall mean (i) any proprietary or confidential information or material in tangible form disclosed according to the Agreement that is marked as "confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

          (c) "Affiliate" means, with respect to each party, any legal entity that directly or indirectly controls, is controlled by, or is under common control with such party, but only for so long as such control shall continue. One entity shall be deemed to control another entity if such entity has the power to direct or cause the direction of the management or policies of the other entity.

          (d) "Field" shall mean all uses as a formulated prescription medicine, health food, food additive or dietary supplement.

          (e) "Know-How" shall mean all ideas, inventions, data, trade secrets, instructions, processes, formulas and manufacturing data and information, owned or controlled by Imagenetix and necessary or useful to the formulation and/or manufacture of Licensed Products, and all improvements thereto.

          (f) "Licensed Territory" shall be worldwide.

          (g) "Patent Rights" means the U.S. and foreign patent applications submitted by Imagenetix and patents granted to Imagenetix currently existing or hereafter filed or issued relating to the Licensed Products, and all divisions, continuations, continuations-in-part, and substitutions thereof.

          (h) "Trade Marks" means any and all U.S. and foreign trade mark applications submitted by Imagenetix currently existing or hereafter filed or issued relating to the Licensed Products, and all divisions, continuations, continuations-in-part, and substitutions thereof Trade Marks shall not mean any and all U.S. and foreign trade mark applications submitted by Natrol currently existing or hereafter filed or issued relating to the Licensed Products, and all divisions, continuations, continuations-in-part, and substitutions thereof.

          (i) "Change in Control" "Change in Control" means: (i) the consummation of a merger or consolidation of either party with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger. consolidation or other reorganization is owned by persons who were not stockholders of the party immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of either party's assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of such party's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held such party's securities immediately before such transaction.


          2.  APPOINTMENT.
              ------------

          (a) Natrol as Exclusive Distributor. Subject to the terms and conditions and definitions hereof and for the term of this Agreement, Imagenetix hereby appoints Natrol as the exclusive independent distributor of the Licensed Products in the Field in the Licensed Territory, except that Imagenetix hereby maintains the non-exclusive right to sell the Licensed Products (in their finished form only) to Multi-Level Marketing companies. Accordingly, Imagenetix hereby appoints Natrol the non-exclusive independent distributor of the Licensed Products in their finished form to Multi-Level Marketing companies. Natrol hereby accepts such appointments and agrees to devote such time and attention to the performance of such duties as may be reasonably necessary.

          (b) Definition of Exclusive. For purposes of Section 2(a) hereof, the term "exclusive" means that as long as Natrol is in frill compliance with its obligations hereunder, Imagenetix shall not appoint any other agents, representatives, or distributors for the promotion or sale of the Licensed Products in the Licensed Territory, nor shall it sell directly the Licensed Products in the Licensed Territory except as provided for in this Agreement.

          (c) The Licensed Products. Imagenetix hereby agrees to sell and Natrol agrees to purchase the Licensed Products on the terms and conditions contained in this Agreement. The Licensed Products are more specifically described in the attached Exhibit "A". Imagenetix will use its best efforts to fill accepted orders as promptly as practicable, subject to the terms of this Agreement.

          (d) Purchase Price. The purchase price for the Licensed Products shall be Imagenetix lowest purchase price offered for the Licensed Products as set by Imagenetix from time to time and shall be equal to or better than the current market rate for other Cetylmyristoleate products. Attached hereto as Exhibit B and made a part hereof is the current price list. This price list may be amended by Imagenetix from time to time upon ninety (90) days advance written notice. Any orders placed prior to the effective date of a price change shall be billed at the price existing at the time of the order. The Licensed Products shall be shipped to Natrol's warehouse at 21411 Prairie Street, Chatsworth, CA 9131l. Natrol shall pay for all Licensed Products within forty-five (45) days after the Licensed Products are received at Natrol's premises in Chatsworth.

          3.  GRANT AND EXCLUSIVITY REQUIREMENTS
              ----------------------------------

          (a) Imagenetix hereby grants to Natrol an exclusive, royalty-free license under the Patent Rights and Know-How to make into tablets, encapsulate, package, market, sell, offer for sale and otherwise distribute the Licensed Products (either by themselves or as an ingredient in the formulation of other dietary supplement products) in the Field in the Licensed Territory, except that Imagenetix hereby maintains the non-exclusive right to sell the Licensed Products (in their finished form only) to Multi-Level Marketing companies. Accordingly, Imagenetix hereby grants Natrol the non-exclusive right to sell the Licensed Products in their finished form to Multi-Level Marketing companies. Furthermore, Imagenetix hereby maintains the right to exclusively manufacture and/or supply Natrol with the raw material or soft gel forms of the Licensed Products so long as it is able to meet Natrol's reasonable and timely demands to promptly fill all purchase orders for such Licensed Products in such forms at a price that is equal to or better than the current market rate. In the event circumstances should occur wherein Imagenetix is unable to meet Natrol's demands and/or fill a Natrol purchase order as required herein, within thirty (30) days of the placement of such purchase order by Natrol the license granted herein shall automatically convert to include an additional grant, by virtue of this Agreement only. of a non-exclusive, royalty-free license under the Patent Rights and Know-How to manufacture the raw material and soft gel forms of the Licensed Products, and Imagenetix shall immediately deliver the relevant technical information and Know-How regarding the manufacture of the raw material and soft gel forms of the Licensed Products to Natrol. In the event Imagenetix develops or otherwise discovers applications for Licensed Products outside the Field, the parties shall negotiate in good faith the terms of a license to Natrol regarding such applications outside the Field.

          (b) Imagenetix hereby grants to Natrol an exclusive, royalty-free license to use the TradeMarks for the manufacture, promotions, sale and distribution of the Licensed Products within the Licensed Territory during the term of this Agreement, except that Imagenetix hereby maintains the non-exclusive right to use the TradeMarks for the manufacture, promotions, sale and distribution of the License Products (in their finished form only) to Multi-Level Marketing Companies. Accordingly, Imagenetix hereby grants Natrol the non-exclusive, royalty-free license to use the TradeMarks for the manufacture, promotions, sale and distribution of the Licensed Products in their finished form to Multi-Level Marketing companies.

          (c) Nothing herein shall be deemed to restrict Natrol from marketing. selling, offering for sale, or otherwise distributing the Licensed Products under Natrol's own trademarks or branded product names.

          4.  IMPROVEMENTS AND REGULATORY DATA
              --------------------------------

          (a) Delivery of Improvements. Imagenetix agrees to deliver to Natrol any and all new improvements developed or found by Imagenetix within sixty (60) days through electronic transmission or by hard copy, and to provide personnel to assist Natrol in implementing or utilizing the improvements.

          (b) Regulatory Data and Filings. On the Effective Date, without additional cost, Imagenetix shall promptly provide Natrol with access to and the right to use all regulatory filings made by Imagenetix or its Affiliates with respect to the Licensed Products and/or Patent Rights, together with the underlying pre-clinical and clinical data. Natrol may use and incorporate such filings and data in support of efforts to obtain regulatory approval of Licensed Products in the Licensed Territory.

          5.  MINIMUM PURCHASE REQUIRMENT
              ---------------------------

          (a) Good Faith Effort. Natrol shall purchase from Imagenetix a minimum of two hundred thousand dollars ($200,000.00) in FOB value of the Licensed Products in the Licensed Territory during the first 12 months of this Agreement to be measured from the effective date of this Agreement as indicated in the initial paragraph herein. Such annual Minimum Purchase Requirement shall increase by five percent (5%) each consecutive 12-month period for the remainder of this Agreement. In the event that Natrol is unable to meet the annual Minimum Purchase Requirement by the close of any consecutive 12-month period hereunder, the exclusive license granted herein shall automatically convert to a non-exclusive license on the same terms and conditions.

          (b) All orders by Natrol for the Licensed Product shall be made, or confirmed, by a written Purchase Order. Following each shipment to Natrol, an invoice shall immediately be sent to Natrol describing the quantity of Licensed Products shipped, the place where such products are scheduled to be delivered, the date of shipment and the price.

          6.  CONFIDENTIAL PUBLICATIONS
              -------------------------

          (a) Confidential Information. Unless expressly provided for in this Agreement, both parties shall treat as confidential any Know-How and any and all other information and data received or derived under this Agreement from the other party and designated as proprietary or confidential at the time of disclosure ("Confidential Information"), and shall not disclose any Confidential Information received from the other party to any third party during the Agreement Period and for five (5) years thereafter, except for information which:

              (i) was known to the receiving party prior to the disclosure by the other party as evidenced by written record or other proof;

              (ii) has become public knowledge through no fault of the receiving party;

              (iii) has been received from a third party who did not acquire it directly or indirectly from the disclosing party;

              (iv) was independently developed by the receiving party prior to receipt from the disclosing party, as shown by contemporaneous written documentation;

              (v) needs to be disclosed to government officials for purposes of obtaining registration of the Licensed Products; or

              (vi) is compelled to be disclosed in the course of litigation by a third party, provided that the party compelled to make such disclosure provides the other party to this Agreement with notice of such compulsion sufficiently in advance of disclosure so as to provide such other party a reasonable time period to seek a protective order.

          (b) Use and Disclosures. Notwithstanding the above, either party may disclose Confidential Information of the other (i) to their legal representatives and employees, to Affiliates, to legal representatives and employees of Affiliates, and to consultants, to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees and consultants are covered by obligations of confidentiality with respect to such information no less stringent than those set forth herein: (ii) in connection with the filing and support of patent applications; (iii) as required by law or to comply with applicable governmental regulations or court order or otherwise submit information to tax or other governmental authorities, including the FDA and its foreign counterparts, or
(iv) to a sublicensee, in confidence, in connection with a sublicense permitted under this Agreement, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to, its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

          (c) Non-Disclosure. The existence and the terms of this Agreement shall not be disclosed by either party to any third party or be published unless both parties expressly agree otherwise in writing.

          7.  INTELLECTUAL PROPERTY
              ---------------------

          (a) Subject to the rights granted to Natrol herein, Imagenetix shall retain all right title and interest in and to, Imagenetix' Patent Rights and Know-How. Imagenetix shall be the sole owner of any discovery, invention or improvement conceived, reduced to practice or otherwise developed solely by Imagenetix.

          (b) Based on the current technology, the intellectual property of the improved technology shall be owned by the improving party. Both parties can use it free of charge.

          8.  REPRESENTATIONS AND WARRANTIES
              ------------------------------

          (a) Imagenetix. Imagenetix represents and warrants that: (i) it is a California corporation duly organized validly existing and in good standing under the laws of California; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Imagenetix; (iii) Imagenetix is the sole and exclusive owner of all right, title and interest to the Licensed Products, including any existing Trade Marks, Patent Rights and the Know-How; (iv) Imagenetix has the right to grant the rights and licenses granted herein; (v) any existing Trade Marks, Patent Rights and Know-How are free and clear of any lien, encumbrance, security interest or restriction on license; (vi) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Trade Marks, Patent Rights or Know-How, or any portion thereof, inconsistent with the license granted to Natrol herein; (vii) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Trade Marks, Patent Rights or Know-How known to or which should have been known to Imagenetix.

          (b) Natrol. Natrol represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Natrol; (iii) Natrol has not entered into any agreement inconsistent with the representations and promises referred to herein.

          9. PATENT PROSECUTION AND ENFORCEMENT
             ----------------------------------

          (a) Imagenetix' Responsibilities. Imagenetix shall, at its sole expense, have the initial right and obligation to control the preparation, filing, prosecution and maintenance of the Patent Rights worldwide, and any interference, re-examinations, reissues and oppositions proceeding relating thereto, using patent counsel of its choice. Imagenetix shall consult with Natrol regarding the conduct of all such activities, by providing Natrol a reasonable opportunity to review and comment on all proposed submissions to any patent office before submission and provided further that Imagenetix shall keep Natrol reasonably informed as to the status of such patent applications by promptly providing Natrol copies of all communications relating to such patent applications that are received from any patent office.

          (b) Imagenetix Failure to Prosecute. Imagenetix may elect upon ninety
(90) days prior notice to Natrol to discontinue prosecution of any patent applications within the Patent Rights or conduct any further activities with respect to the patent applications or patents included in the Patent Rights. In the event Imagenetix declines to file or having filed fails to further prosecute or maintain any patent applications or patents, or conduct any interference, reexaminations, reissues, oppositions, then Natrol shall have the right, but not the obligation, to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct any interference, re-examinations, reissues or oppositions, at its sole expense using patent counsel of its choice. Any such conduct by Natrol shall not have the effect of granting; transferring, or assigning Natrol any greater rights to the Licensed Products than are otherwise granted herein.

          (c) Copies. Upon request by Natrol, Imagenetix shall promptly provide to Natrol a copy of any patent and/or trademark applications within the Trade Marks and/or Patent Rights filed by Imagenetix or its Affiliates and all material documents received from or sent to any patent office relating thereto which relate to the scope, term, maintenance, validity, or enforceability of any of the Patent Rights, or any challenge to or change to any of the preceding.

          (d) Enforcement. If either party hereto becomes aware that any Patent Rights are being or have been infringed by an third party, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. Imagenetix shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an "Action") with respect to such infringement, including any declaratory judgment action, at its expense, using counsel of its choice. In the event Imagenetix fails to initiate or defend any Action involving the Patent Rights within one hundred twenty (120) days of receiving notice of any alleged infringement, Natrol shall have the right, but not the obligation, to initiate and control such an Action, and Imagenetix shall cooperate with Natrol in connection with any such Action. Any amounts recovered by Natrol for the benefit of Imagenetix in such Action shall be used first to reimburse Natrol and Imagenetix for any expenses incurred in connection with such Action, and any remainder shall be treated as a credit against purchases of Licensed Products under this Agreement.

          (f) Third Party Royalty Offset. In the event that Natrol avoids or settles a claim of infringement or misappropriation of any intellectual property right made by such third due to Natrol's practice of the Patent Rights, Natrol may offset any payments made in accordance with such license agreements against any amounts owed Imagenetix pursuant to this Agreement.

          (g) Patent Term Extensions. With respect to any expiration of any patent within the Patent Rights, if Imagenetix fails or refuses to act to extend such Patent Rights, Imagenetix will designate Natrol or its designee as its agent for obtaining an extension of such patent or governmental equivalent which extends the exclusivity of any of the patent subject matter where available in any country in the world. Furthermore, Natrol and its Affiliates agree to provide reasonable assistance to facilitate Imagenetix' or its sublicensees' efforts-to-obtain any extension.

          10. INDEPENDENT PURCHASER STATUS.
              -----------------------------

          (a) Neither, Imagenetix nor Natrol shall be considered to be an agent or legal representative of the other for any purpose, and neither party nor any of their respective directors, officers, agents, or employees shall be considered an agent or employee of the other party. Neither party is granted and nor shall either party exercise the right or authority to assume or create any obligation or responsibility, including without limitation contractual obligations and obligations based on warranties or guarantees, on behalf of or in the name of the other party.

          11. TERM AND TERMINATION.
              ---------------------
          (a) Term. Unless terminated as provided in paragraph 1 1(b) below or by mutual written consent, or unless Natrol's purchase requirements fall below the minimums set forth in paragraph 5(a) above, this Agreement shall continue in

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


full force and effect for an initial term expiring seven (7) years after the Effective Date of this Agreement and thereafter shall be renewed automatically for consecutive two year periods so long as the parties are in compliance with the terms and provisions of this Agreement and so long as Natrol continues to meet the minimum purchase requirements set forth in paragraph 5(a) above.

          (b) Termination. This Agreement may be terminated prior to expiration of the initial or any renewal term, as provided in paragraph 1 1(a) above, by written notice to the other party as follows:

              (i) Subject to the provisions of paragraph 11 herein, by either party, in the event the other party should fail to perform any of its obligations hereunder and. should fail to remedy such nonperformance within thirty (30) calendar days after receiving written demand therefor, provided, however, that on a second breach of the same obligation by such party, the other party hereto may immediately terminate this Agreement on notice to the breaching party;

              (ii) By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors;

              (iii) By either party, effective immediately, if the other party should attempt to sell, assign, delegate, or transfer any of its rights and obligations under this Agreement without having obtained the other party's prior written consent thereto.

              (iv) By either party, effectively immediately, if the other party should experience a Change in Control as defined in paragraph 1(i) above.

          12. INDEMNITY AND INSURANCE.
              ------------------------

          (a) Imagenetix Indemnity. Imagenetix will indemnify, defend, and hold Natrol harmless against any claim that (1) the Licensed Products as delivered by Imagenetix were defective or caused injury or death to any person or animal, or
(2) the Mark or Logo infringes a mark, name, or patent of any other person.

          (b) Natrol Indemnity. Natrol will indemnify, defend, and hold Imagenetix harmless against any claim concerning (1) any representation or advertising by Natrol or its respective employees, agents, or reseller customers, (2) any intentional or negligent wrongdoing on the part of Natrol or its respective employees or agents in the manufacturing, repackaging, labeling, storage, promotion, or sale of the Licensed Products, or (3) Natrol's use of any additive, binder, excipient, or other material.

          (c) Procedure. In the event that any party intends to claim indemnification under this paragraph 12 (a) or (b) it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof The indemnified party shall cooperate fully with the indemnifying party and its legal representatives in the investigation and conduct of any liability covered by this Agreement. The indemnified party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim, suit or liability, or make any admission of liability or attempt to settle any claim without the prior written consent of the indemnifying party, which such party shall not be required to give.

          (d) Insurance Certificate. The parties shall provide each other with certificate of Insurance from product liability insurance coverage with a minimum combined single limit of not less than $1 million per occurrence, to assure performance of each party's indemnification described above. Additionally, Imagenetix shall add Natrol as an additional named insured on such product liability insurance policy.

          13. APPLICABLE LAW AND DISPUTE RESOLUTION
              -------------------------------------

          (a) Governing Law. This Agreement, and any dispute arising hereunder, shall be construed and enforced in accordance with and be governed by California law.

          (b) Arbitration. Any dispute arising under the terms of this agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association; provided, however, that this arbitration clause shall not affect the right of any party to seek injunctive or specific performance relief to the extent permitted by applicable law.

          14. GENERAL PROVISIONS
              ------------------

          (a) Entire Agreement. This Agreement represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing and signed by both parties.

          (b) Notices. All notices required to be sent by either party shall be deemed sufficiently given if in writing and sent to the respective address indicated below via facsimile message with a confirmation copy sent via first class mail, or by the most expeditious means by which Federal Express delivers to the following addresses. Notices will be deemed given when sent.

          (c) Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement other than the payment of moneys owed, where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. Such causes shall include without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrest, embargoes and other governmental actions or regulations that would prohibit either party from ordering or furnishing dietary supplement products or from performing any other aspects of the obligations hereunder, delays in transportation, and inability to obtain necessary labor, supplies, or manufacturing facilities.

          (d) Severability. The illegality or unenforceability of any provision of this Agreement shall not effect the validity and enforceability of any legal and enforceable provisions hereof.

          (e) Nonassignment. This Agreement may not be assigned without the prior written approval of the other party.

          (t) Waiver. Imagenetix agrees that the failure of Natrol at any time to require performance by Imagenetix of any of the provisions herein shall not operate as a waiver of the right of Natrol to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

          (g) Headings. Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof.

     IN WITNESS WHEREOF, Natrol and Imagenetix have caused this instrument to be executed by their duly authorized employees, to be effective as of the day and year first above written.




IMAGENETIX, INC.                            NATROL, INC.


By:  /s/  William P. Spencer                By:  /s/  Elliott Balbert
   --------------------------                  -------------------------------
          William P. Spencer                          Elliott Balbert


Date:  01-05-00                             Date:  01-12-00

                                   EXHIBIT A-1

                      PRODUCT DESCRIPTION & SPECIFICATION


Product Name:                Cetyl Myristoleate Complex (CMC) Powder

Product Definition:          Cetyl Myristoleate Complex contains cis-9-
                             myristoleate (fatty acid ester)

Product Composition:         CMC is a special blend of fatty acid esters
                             combined with an excipient suitable for dietary supplements.

Method of Analysis:          Gas Chromatograph equipped with Flame Ionization
                             Detector, using 3 to 4 point calibrations

Product Description:         >45% - mixed fatty acid esters
                             >36% Cetyl Myristoleate Complex (Combination of cetyl myristoleate and cetyl myristate, at least
                             40% of which is cetyl myristoleate)
                             < 3% silicon dioxide

Physical Characteristics:    Color:        Off-White to Beige w/Specks
                             Odor:         Characteristic of cetyl myristoleate
                             Texture:      Slightly Waxy Powder
                             Taste:        Characteristic of cetyl myristoleate
                             Sieve         <35% retained on USS 40
                             Moisture:     <5%


Microbiological              Total Plate Count       <100 (CFU/g)
Control:                     Yeast & Mold            < lO(CFU/g)
                             E. Coli                 < 3 (CFU/g)
                             Salmonella              Negative
                             Staphylococcus          < lO(CFU/g)

                                    EXHIBIT B
                                    ---------
                              Pricing for One Year


          Item                                           Price
          ----                                           -----
Cetyl Myristoleate Powder                           $70.00 Per Kilo

Cetyl Myristoleate Softgel                          $70.00 Per Thousand


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 ClinCyte                         Page 1 of 10            Cetyl Myristoleate Oil
                                                                  Study Protocol


                                IMAGENETIX STUDY

                             Cetyl myristoleate Oil

Study Synopsis -- 60 participants (20 to be placebo,). CM (100 mg blend capsules) taken 4x/day for 68 days. Participants criteria/or inclusion: osteoarthritis, exclusion criteria are given in study plan. Study will include 3 clinic visits for each visit, during which physician observations, quesitionnaire responses and critical characteristics such as range of motion tenderness and stiffness. A follow-up interview will be conducted at 3 weeks after capsule treatment regimen is completed. Proposed Plan provides for limitted reimbursement for subjects (transportation, lunch, etc.), which should keep them coming back and maintaining the regimen. Medication is free to participants.

Doses/Study Requirements -
             CM (if taking):            272 capsules (> 100 mg each of cetyl
                                        myristoleate and cetyl myristate) X 40
                                        patients or 10,880 capsules

             Placebo (if taking):       272 capsules X 20 patients or 5,440
                                        capsules

BACKGROUND INFORMATION

Cetyl Myristoleate (CM) is a fatty acid ester with similar characteristics as the essential fatty acids (ie., linoleic and of - linolenic acids, which can be ingested but are not synthesized by the body). However, CM acts faster than essential fatty acids and the beneficial effects last longer. As supplied, the Imagenctix CM capsule is a blend of beneficial cety1-fatty acid esters, the major component being cetyt myristoleate. in a natural olive oil base. Celyl oleate, in animal studies, gave less polyarthritic protection, than cetyl myristoleate, whereas cetyl myristate and cetyl elaidate appeared to be virtually ineffective.

It has been proposed that CM reduces chronic inflammation by mediating prostaglandin formation and metabolism, however, the exact mechanism is under investigation. Another mechanism may be to increase joint lubrication and cartilage resilience; further, CM may act by inhibiting the lipoxigenase pathway of leucotriene production from archadonic acid. Leucotrienes stimulate antigen/antibody reactions, such as vasoconstriction and broncho-constriction, and B4 leucotrienes concentrations attract white blood cells. Diet and digestion enzymes (lipases) play key roles in optimizing CM benefits. Both osteoarthritis and rheumatoid arthritis sufferers improve with CM administration. Changes noted include reduction of pain and stiffness, and increased flexibility and range of motion. Other health benefits have been noted with emphysema, hepatitis, hypertension, diabetes, eczema, psoriasis, colds allergies, low back pain and headaches. No adverse side effects have been confirmed to date, and cetyl myristoleaze is considered to be non-toxic by Federal standards. Mega doses have been given to test animals with no ill effects. Numerous human patients (> 100,000) have consumed cetyl myristoleate in studies. Adverse complaints occurred at the same rate as placebo and were rare, mainly GI tract symptoms.

Lipase plays an important role in CM absorption. Other dietary items that may reduce CM absorption to some degree are: carbonated cola beverages, citrus juices, red meats, flour, salt, alcohol and refined sugar in liquids such as coffee and tea. Minimizing or consumption in moderation of these commodities may help to optimize CM activity. Recommended diets of high fiber and biflavonoid-rich fruits and vegetables increase the optimization when taken with plenty of fluids.

Arthritis sufferers do not need to take CM indefinitely as effects can be long lasting (many months to years) after treatment. However, CM is excreted over time, and the rate of excretion varies from person to person. Factors, which may be antagonistic to arthritis symptom relief; include exercise or physical exertion and consumption of arthritis-aggravating substances such as caffeine.

Osteoarthritis (the most common form of arthritis) is widespread, with incidence rising among the elderly. Earliest symptoms begin in middle age and progress with advancing age with equal representation by both sexes. Primary osteoarthritis -- a normal part of aging -- due to genetic predisposition. Secondary or acquired -- by joint damage from trauma, infection, stress, excessive "wear & tear", metabolic disorders (Wilson's disease), or underlying joint disease (chondrocalcinosis). Must document OA as primary or secondary.


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ClinCyte                       Page 2 of 10               Cetyl Mynistoleate Oil
                                                                  Study Protocol

OA Symptoms: joint pain, particularly after exercise or weight bearing, usually relieved by rest. Morning stiffness and after exercise, weather change aching, "gratting" of joints during motion, limited movement, fluid accumulation in joints.
     Interphalangeal joints become red, swollen, tender, cause numbness and loss of dexterity.

Diagnosis: Physical examination. X-rays of affected joint(s) show -- narrowing of joint space or margin, Bony deposits in joint space, joint deformity due to degeneration or damage, bony growths.

                  NO LAB TESTS ARE SPECIFIC FOR THIS DISEASE.

ESR slightly increased: normal for: CBC. ESR, serum protein, RF, serum uric acid, calcium phosphorus, alk phoshatuse, VDRL


Treatment: Palliative; medication & surgery.

                            DIFFERENTIAL COMPARISONS

------------------------------------------------------------------------------------------------------
Osteoarthriris                                     Rheumatoid Arthritis
------------------------------------------------------------------------------------------------------
Effusions infrequent                               Synovial fluid - high WBC & low viscosity
Synovial fluid - low WBC, high viscosity
ESR normal but may be mildly to moderately         ESR markedly increased
increased
RF usually absent                                  RF usually present
Rheumatoid changes in tissue absent                Positive biopsy of subcutaneous rheumatoid nodule
                                                   & synovia

Psoriatic Arthritis-- Rheumatoid-like joint        ligaments   and      blood    vessels.
                                                   Autoinimunity-based disease.
      disease associated with psoriasis of
      nearby skin and nails, Clinically       Gout -- Metabolic disease marked by urale
      indistinguishable from rheumatoid            deposits; causing painful arthritic joints.
      arthritis, but RF negative and no            Could be confused with osteoarthritis
      rheumatoid nodules. Onset usually            (and respond to dietetic treatment) so
      precipitated by streptococcal infection      should be ruled out, Urate deposits in
      or trauma. ESR usually elevated;             synovial fluid. Serum uric acid levels
      known as inflammatory arthritis. Can         are elevated and urine uric acid level
      be treated with anti-inflammatory drugs      also usal1y higher in secondary but not
     (unlike osteoarthritis).                      So much in idiopathic primary gout
------------------------------------------------------------------------------------------------------

Rheumatoid Arthritis -- systemic inflammatory      Septic or infectious arthritis -- inflammation
      disease of joints, muscles, tendons,         due to bacterial infection; almost/ always
                                                   acute and in a single joint
------------------------------------------------------------------------------------------------------

     STUDY OBJECTIVES:

     To assess the ability of CM to give symptomatic relief of osteoarthritis
     (OA). To record side effects (adverse or beneficial) of CM, if any.

     INCLUSION CRITERIA:

     Participants must be adults with OA. Participants must indicate willingness to adhere to the medication schedule and come in for the three scheduled appointments during the study.


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ClinCyte                        Page 3 of 10              Cetyl Myristoleate Oil
                                                                  Study Protocol

EXCLUSION CRITERIA:

o    Women who are pregnant or may become pregnant during study

o    Patients with inflammatory or autoimmune arthritis,

o    Participants unable to give informed consent.

o    Participants currently using systemic corticosteroids.

o    Patients who have had their gall bladders removed.

DISEASE EVALUATION APPROACH
The skeleton schematic will be used to enumerate and record all joints affected with OA at the beginning of the study and at the end of the blinded phase. The goniometers will be used in all three visits to determine range of motion for the affected joints, using Table I -- Active Joint Ranges of Motion Normal Values. The degree of pain/tenderness of the affected joint(s) will be assessed using the algometers. A pain scale and comments on tenderness and morning stiffness will also be recorded. Also with each visit, a questionnaire will be filled out to document study progress for the participant.

Affected joints will be individually scored for OA involvement:

1.   Morning stiffness
2.   Morning stiffness and pain with motion during the day.
3.   Tenderness on palpitation or pain on passive motion.
4.   Crepitus or grinding sensation.
5.   Loss of range of motion, joint enlargement or joint instability.
6.   Deformity or subluxation.

For OA of the spine, the degree of involvement will be determined as above. Radiographic evidence (if available or If necessary to include participant in selection) will be scored: a 4 for mild to moderate disease, and five for severe radiographic changes. In most cases, severity is expected to be judged clinically. OA of the spine will be classified according to region of involvement, (ie., OA of the Cervical Spine, Thoracic Spine, Lumbar Spine, or Sacrum). Participants should be selected so as to have several individuals with similar affected joints/regions within the study.

STUDY DESIGN SUMMARY
(LENGTH OF STUDY: MINIMUM OF ABOUT 3 MONTHS)--
1.   Study to be done in India.
2. Will exclude inflammatory/autoimmune arthritis. Suggest CBC, ESR, RF, serum uric acid be done as part of entry. X-rays necessary if diagnosis hasn't been done
3. Recommend that X-rays of affected joints be done at end of study for comparison
4. Double--blinded randomized placebo controlled study. Placebo (vegetable oil capsules) group of 20 participants with 60 participants receiving the CM capsules).
5. Investigator will ensure all work and services are conducted with highest standards of medical & clinical research practice. This includes:
     a.   recruit appropriate clinics/centers to evaluate/see patients
     b.   obtain algometers and goniometers for use in the study
     c. provide study protocols and investigator literature to any sub-investigator, pharmacist or other staff responsible for study conduct
     d. recruit & enroll 60 patients which meet criteria osteoarthritis and will come to the clinics/centers on a prescribed schedule
     e.   assure that all exclusionary criteria are absent in patient population
     f. assure that all medical records relevant to study and entry criteria verifications are documented (this includes records of concornitant medications with start/stop dates & dose)
     g.   get informed consent
     h. Record all joints affected and define a pain scale for use before and at end of study


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ClinCyte                          Page 4 of 10            Cetyl Myristoleate Oil
                                                                  Study Protocol

i. Score affected joints for morning stiffness, pain with motion during day, tenderness on palpation, crepitus or grinding sensation, loss of range of motion, joint enlargement, joint instability, deformity or subluxation.
j.   Score radiographic evidence on scale of 0-5 (5 severe) or judge clinically
k. Classify spinal involvement region: cervical spin, thoracic spine, lumbar spine, sacrum
l.   Design lay-friendly questionnaire to be used to monitor changes from baseline.
m.   Monitor participants weekly/biweekly for compliance
n. Exit interview any early withdrawals & get supplements returned (add more to keep approp. size?)
o.   Evaluate each participant 3X - @ day 1, midway through, and at end of study
p.   Take algometer and goniormeter readings at each visit.
q. Schedule evaluation visits and which clinic/doctor (multiple vs. same to reduce variables)
r. At each evaluation, note any new symptoms, perceived changes in health and standard vital signs as height (first visit), weight, BP, temperature, pulse arid respiratory rate.
s. Follow up with study individuals 3 weeks after last capsule. (variable depending on participant)
t.   record data after each visit on the Master Trial Flow sheet
u.   monitor, report and resolve any abnormal lab results or adverse events
v    handle billing and capsule procurement issues with clinic/centers
w.   Co]lect/compile, collate and multi-variable analyses on data.
x.   Provide complete report of results of study to all companies funding study
y. Maintain all records, investigators copy of case report forms and signed informed consents for a minimum of 2 years.

STUDY DESIGN PROTOCOL
Prior to participation in the study, eligibility will be determined. Subjects will receive information concerning the study and cetyl myristoleate, as well aS a written consent form, which also describes the study and the dietary supplement. Subject's questions will be answered in the initial interviews. Those interested in participating will receive and sign the informed consent form (attached copy at back of this report). They will be evaluated for OA as described above, and the use of current medication and other dietary supplements will be recorded. The patient will be advised to notify the physician of any adverse changes or symptoms, which might be caused by the supplement.

The double-blinded, randomized placebo (vegetable oil) controlled study will run approximately 2 months. Participants will take 4 capsules a day (either CM or placebo) from numbered containers of 55 capsules. A total of 60 subjects will be enrolled. Subjects will be evaluated at the study beginning, at midcourse in the study (approximately 30 days) and at the study conclusion.

Since some individuals may achieve delayed responses (participants realizing that their OA is gone some weeks after taking the last product) and responses may remain in effect for extended periods, a follow up will be done with all subjects at three weeks after the last capsule is taken.

Patients will not be asked to change their basic dietary habits, unless the attending physician feels that lessening consumption or removal of something in their diet would be beneficial to their overall health-or that such consumption is contributing to their arthritic condition, such that lessening or removal would improve health and provide less negative bias to the study. It is the intent of this study to evaluate participants for the effect of adding CM to their daily regimen without drastic modifications in other dietary variables

EARLY WITHDRAWAL FROM THE STUDY
Any participant may withdraw from the study at any time during the study. The investigator will record the stated reason for withdrawal, if any, and request that an exit interview be done and that remaining study materials be returned. Returned supplements will be counted. If early in the study, the coded designation for the participant may be broken and another suitable participant chosen to replace the withdrawn participant. The new participant will be treated as all others in the study, even though the new addition's status may not be "blinded". If more than one withdraws, the designations may again be blinded by random participant designation.


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ClinCyte                          Page 5 of 10            Cetyl Myristoleate Oil
                                                                  Study Protocol


BENEFITS TO STUDY PARTICIPANTS AND STUDY COSTS
Subjects in this study will receive only minor reimbursements (taxi reimbursements, lunch, etc.) for participation in the study. The medical care received, if any, in connection with this study will be their routine medical care for OA, with nor additional charge for such care. The CM supplement and placebo will be donated for the purposes of scientific research by Imagenetix, supplied to participants at no cost. Patient benefits include the satisfaction of participating in a study designed to advance the treatment of OA, and the possible benefits received during study treatment. A Study Design Cost Analysis is attached.

STUDY MATER1AL AND PRODUCT
Cetyl Myrisioleate Oil is supplied in capsule form with at least 100 mg. each of cetyl myristoleate and cetyl myristate. Placebos will be similar capsules with vegetable oil filling. Participants will take 272 capsules over a 68-day period, with 4 capsules taken each day, preferably before meals and at bedtime. A missed dose may be made up by taking an additional capsule at an interval between one of the above-recommended schedule, If more doses are missed, the participant should continue to take capsules at 4/day until 272 capsules have been taken. A 75-day extended study period will be accepted; after which the participant will be considered noncompliant and eliminated from the study analysis.

The investigator may discontinue the patient's continued participation in the study if at the interim evaluation, the patient's OA is in complete remission.

OUTCOME MEASURES
See Disease Evaluation Approach Section above. In addition, to physician work-up and quantitative goniometer and algometer date, the questionnaire will be used to describe changes from baseline, to include: frequency of use of pain medications, duration of morning stiffness, perceived pain (scale defined), perceived limitation of activity caused by OA and participant's comments of ailments and change during treatment. As indicated above, assessments to be made at initiation of treatment, at mid-course and at end of treatments. All participants will be evaluated by follow-up at three weeks after treatment to assess any residual effects. Any new symptoms and perceived changes in health will be recorded. Vital signs will be recorded at each visit (weight, BP, temperature, pulse and respiratory rate). On first visit, record height. As part of the initial work up, the following lab work will be performed: CBC, ESR, Rheumatoid factor, serum uric Acid, and VDRL.

STATISTICS
Quantitative results will he evaluated using two tailed Student T-test. P values will be defined for significant differences. Multivariate analysis will be performed for those parameters, which are amenable to such.

FORMS

Physician Chart:

1.   Skeletal Drawings
2.   Vital sighs
3.   Lab report results
4.   Informed Consent
5. Record of frequency of medication use for treatment of OA (analgesics, prescribed of OTC. vitamin, mineral, or nutraceutical)
6. Data flow sheet with record of possible side effects, data on withdrawal and reason.
7.   Goniometric data sheets
8.   Algometer data sheets
9. Record of bottle numbers and evaluation of patient compliance to treatment regimen.

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ClinCyte                           Page 6 of 10           Cetyl Myristoleate Oil
                                                                  Study Protocol

For Patient:

1. Description of study, the treatment, possible benefits to patient, ability to withdraw.
2.   Description of possible side effects and what to report.

OWNERSHIP OF STUDY RESULTS
Results of the study are the property of the finding company, namely Imagenetix and other supporting sponsors. Journal Publication(s) by investigator will be permitted by consent of study owners. Owners of study will give editorial concurrence prior to release of publication submission.

INVESTIGATOR RESPONSIBILITIES (SEE STUDY DESIGN SUMMARY)

The Investigator (ClinCyte) shall ensure that all work and services described herein, or incidental to those described herein, shall be conducted in accordance with the highest standards of medical and clinical research practice. The investigator will provide copies of the study protocol and investigator's literature to ally sub-investigators, pharmacists, or other staff responsible for study conduct.

The Investigator shall ensure that a complete report of the results is provided to the study owners. Such report will be generated in a manner such as to be used for marketing and commercial purposes.

The Investigator will also generate a manuscript of the study results to be published in a peer review journal of the owner's choice.

The investigator will comply with regulatory requirements by maintaining the following information:

1. Medical history/records that are relevant to verify protocol entry criteria,
2.   Consent form (signed) with notes on day of entry.
3. Notes with dated entry for each patient visit, including specific results and exams
4.   Abnormal lab results, adverse events reported and their resolutions
5. Notes on concomitant medications taken during the study (including start and stop dates).
6. Study participant's condition upon completion or termination of study. Medical records should state:

          a.   date of entry into trial
          b.   brief description of study
          c.   comment oil results
          d.   adverse events
          e.   confirmation of informed consent

7. A master protocol document describing study and the data collection process.

All patient record plus copies of case report forms and signed inform consent form (plus-consent form as it was incorporated into the participant's medical records) to be kept for a minimum of 2 years.


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ClinCyte                          Page 1 of 3             Cetyl Myristoleate Oil
                                                                Study Check List

                               Check Off List for
                            The Imagenetix CM Study

1. 10,880 capsules of CM. Each patient needs 272 capsules, so putting 68 or 34 capsules per bottle will work out well. We may want to add about 500 capsules to allow for lost replacements, drop out and replacement for new recruits.
2. 5,440 capsules of placebo. Again, 68 or 34 capsules per bottle. Add about 250 extra capsules for same reasons as above.
3.   Label in a way as to assure the participant of what they are taking:
     herbal supplement, no adverse side effects to be expected, how and when to take daily doses, etc.
4. Label on the bottom of the bottle as to imx-cmc-a or imx-cmc-b (placebo). Physician will number bottles when distributing to patients so that the patient bottles are trackable.
5. ClinCyte will see that treatments arrive in India. Get capsules to them. Probably will need 2 shipping boxes.
6. Review the forms "instructions for Use of CM Supplements for Treatment of Osteoarthsitis" and the "Informed Consent". If there is anything to be added or changed, let us know soon, as there are the only documents that the participants receive which describe the study and the product
7. Are there any specific questions which you would like to include in the questionnaire to be filled out by the participants? We will make up a question list prior to study launch and can include your questions in this.
8.   The following will be done prior to study launch:
          a.   Imagenetix to provide check for 50 % of study budget
          b.   ClinCyte to prepare lay-friendly questionnaire and have it approved by Imagenetix
          c.   ClinCyte to acquire algometers and goniometers needed for study
          d.   ClinCyte to prepare pain scale and radiographic evidence scale for use in study
          e.   ClinCyte to prepare scheme for data recording by physician
                    o    Goniometer data sheets
                    o    Algometer data sheets
                    o Patient record form of assigned bottle numbers and evaluation of patient compliance to treatment regimen
          f    ClinCyte to prepare a scheme for randomizing patients in study
          g.   ClinCyte to prepare a list of documents required for each patient
          h.   ClinCyte to prepare an exit interview questionnaire
          i.   ClinCyte to prepare a log documenting participant reimbursements
          j.   ClinCyte will notify Imagenetix as to actual launch date of study. (to be determined by the success of participant recruitment)
          k.   ClinCyte wilt ship treatment bottles to India

9.   Study Activities in India

          a. ClinCyte and Physicians will recruit participants based on inclusion criteria and designate a grouping for each participant. Will exclude inflamrnatory/autoimmune arthritis. ClinCyte will assure that all medical records relevant to study and entry criteria verifications are documented (this includes records of concomitant medications with start/stop dates & dose).
          b.   get informed consent and provide study information to participant
          c. Physician to perform initial work-up. Suggest CBC, ESR, RF, serum uric acid be done as part of entry. X-rays necessary if diagnosis hasn't been done. Record all joints affected and define a pain scale for use. Score affected joints for morning stiffness, pain

ClinCyte                          Page 2 of 3             Cetyl Myristoleate Oil
                                                                Study Check List


               with motion during day. tenderness on palpation, crepitus or grinding sensation, loss of range of motion, joint enlargement, joint instability, deformity or subluxation. Score radiographic evidence on scale of 0-5 (5 = severe) or judge clinically. Classify spinal involvement region: cervical spin, thoracic spine, lumbar spine, sacrurm. Take algometer and goniometer readings at each visit. At each evaluation, note any new symptoms, perceived changes in health arid standard vital signs as height (first visit), weight, BP, temperature, pulse and respiratory rate.
          d. Physician will evaluate each participant 3X -(C)day 1, midway through, and at end of study
          e.   ClinCyte will monitor participants weekly/biweekly for compliance
          f. ClinCytc will exit interview any early withdrawals & get supplements returned Schedule evaluation visits and which clinic/doctor (multiple vs. same to reduce variables)
          g. ClinCyte will follow up with study individuals 3 weeks after last capsule. (variable depending on participant)
          h. ClinCyte will monitor, report and resolve any abnormal lab results or adverse events
          i. ClinCyte will handle billing and capsule procurement issues with clinic/centers

10. End of study

          a. ClinCyte will collect/compile, collare and multi-variable analyses on data. The following forms will be collected on each participant:

                    1.   Skeletal Drawings
                    2.   Vital sighs
                    3.   Lab report results
                    4.   Informed Consent
                    5. Record of frequency of medication use for treatment of OA (analgesics, prescribed of 0TC vitamin, mineral, or nutraceutical)
                    6. Data flow sheer with record of possible side effects, data on withdrawal and reason.
                    7.   Goniometric data sheets
                    8.   Algometer data sheets
                    9. Record of bottle numbers and evaluation of patient compliance to treatment regimen.

          b. ClinCyte will provide complete report of results of study to all companies funding study. Such report will be generated in a manner such as to be used for marketing and commercial purposes.
          c.   ClinCyte will generate a publication of the compiled data to be submitted to a peer review journal of Imagenetix's choice,
          d.   ClinCyte will maintain all records, investigators copy of case report forms and signed informed consents for a minimum of 2 years. Specifically,

               1. Medical history/records that are relevant to verify protocol entry criteria.
               2.   Consent form (signed) with notes on day of entry.
               3. Notes with dated entry for each patient visit, including specific results and exams
               4. Abnormal lab results, adverse events reported and their resolutions
               5. Notes on concomitant medications taken during the study (including start and stop dates).
               6. Study participant's condition upon completion or termination of study. Medical records should state:

                    a.   date of entry into trial
                    b.   brief description of study
                    c.   comment on results


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ClinCyte                          Page 3 of 3             Cetyl Myristoleate Oil
                                                                Study Check List

                    d.   adverse events
                    e.   confirmation of informed consent

               7. A master protocol document describing study and the data collection process. All patient record plus copies of case report forms and signed inform consent form (plus consent form as it was incorporated into the participant's medical records)